Exhibit 5.1

August 9, 2006

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Inc.
437 Madison Avenue
New York, NY 10022

Re:	Registration on Form S-3 of $467,496,000 Aggregate Principal Amount of Zero Coupon Zero Yield Convertible Notes of Omnicom Group Inc., Omnicom Capital Inc. and Omnicom Finance Inc.

Ladies and Gentlemen:

        We have acted as counsel for Omnicom Group Inc., a New York corporation (“OGI”), and its wholly-owned finance subsidiaries, Omnicom Capital Inc., a Connecticut corporation (“OCI”), and Omnicom Finance Inc., a Delaware corporation (“OFI” and, together with OGI and OCI, the “Issuers”), in connection with the registration for resale by certain selling security holders identified in the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”) of (i) $428,128,000 aggregate principal amount of the Issuers’ Zero Coupon Zero Yield Convertible Notes due 2038 (the “2038 Notes”), and $39,368,000 aggregate principal amount of Zero Coupon Zero Yield Convertible Notes due 2033 (the “2033 Notes” and, together with the 2038 Notes, the “Notes”); and (ii) the shares (the “Shares”) of Common Stock of OGI, par value $0.15 per share, of OGI issuable upon conversion of the Notes. The Notes were issued pursuant to an indenture, dated June 10, 2003, by and between OGI and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of November 5, 2003, the Second Supplemental Indenture, dated as of November 4, 2004, the Third Supplemental Indenture, dated as of November 10, 2004, and the Fourth Supplemental Indenture, dated as of June 30, 2006, between the Issuers and the Trustee (as so amended, the “Indenture”). The obligations of OCI and OFI as co-obligors of the Notes are guaranteed (the “Guarantee”) by OGI.

        In rendering this opinion, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1. The Notes are valid and binding obligations of the Issuers.

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Inc.
August 9, 2006

2.	When issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Shares will be validly issued, fully paid and nonassessable.

3.	The Guarantee is a valid and binding obligation of OGI.

        Our opinions set forth in paragraphs 1 and 3 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, or by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.

        For purposes of our opinions insofar as they relate to the Guarantee, we have assumed that the obligations of OGI under the Guarantee are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of OGI, and will benefit OGI, directly or indirectly.

        In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Issuers, and we have not independently checked or verified the accuracy of the statements contained therein.

        Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. We are not admitted or qualified to practice law in the State of Connecticut. Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon the opinion of the law firm Gilbride, Tusa, Last & Spellane LLC, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the law of the State of Connecticut.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day